Exhibit 99.1

NEWS
For immediate release

AAR CORP. Announces Proposed Offering of $175 Million of Senior Unsecured Notes

WOOD DALE, Ill., Jan. 10, 2012 /PRNewswire via COMTEX/ --AAR CORP. (NYSE: AIR) announced today that it intends to commence an offering of $175,000,000 in aggregate principal amount of senior unsecured notes due 2022 (the “Notes”) in a private placement to eligible purchasers. The Notes will be senior obligations of AAR CORP. (the “Company”) and will be guaranteed by the Company’s existing domestic subsidiaries.

The Company intends to use the proceeds of this offering to repay a portion of the borrowings incurred under its revolving credit agreement to purchase Telair International and Nordisk Aviation on December 2, 2011 and to pay fees and expenses of the offering.

The Notes and the related guarantees are being offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities, and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems.

AAR - Named One of the Most Trustworthy Companies by Forbes.

Certain matters discussed in this press release are forward-looking statements, including those relating to AAR’s intention to raise proceeds through the offering of notes, the intended use of proceeds and the expected amount of the proceeds. There can be no assurance that the transactions mentioned in this press release will be completed on the anticipated terms or at all. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include financial market conditions and the final terms of the notes. These forward-looking statements represent AAR’s judgment as of the date of this release. AAR disclaims, however, any intent or obligation to update these forward-looking statements.

1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101